Exhibit 10.2

EXECUTION VERSION

SECOND LIEN SENIOR SECURED SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

by and among

ORCHARD SUPPLY HARDWARE LLC,

as Borrower, as a Debtor and as Debtor-in-Possession,

ORCHARD SUPPLY HARDWARE STORES CORPORATION

OSH PROPERTIES LLC,

as Loan Guarantors and as Debtors-in-Possession

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

GLEACHER PRODUCTS CORP.,

as Administrative Agent and Collateral Agent

Dated: June 19, 2013

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SCHEDULES:

Commitment Schedule

Schedule 1.01 – Budget

Schedule 3.05 – Properties / Intellectual Property

Schedule 3.06 – Disclosed Matters

Schedule 3.13 – Insurance

Schedule 3.14 – Capitalization and Subsidiaries

Schedule 3.20 – Corporate Names

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.11 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Interim Borrowing Order

Exhibit E – Form of Note

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This SECOND LIEN SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into as of June 19, 2013, among ORCHARD SUPPLY HARDWARE LLC, a Delaware limited liability company, as Debtor and Debtor-in-Possession (“Borrower”), ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation, as Debtor and Debtor-in-Possession (“Holdings”), OSH PROPERTIES LLC, a Delaware limited liability company, as Debtor and Debtor-in-Possession (“OSH Properties”), those certain Subsidiaries of the Borrower who subsequently become parties hereto, each as Debtor and Debtor-in-Possession (together with Holdings and OSH Properties, collectively, the “Loan Guarantors”), the Lenders party hereto, and GLEACHER PRODUCTS CORP., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, on June 17, 2013, the Borrower and the Loan Guarantors commenced Chapter 11 Case No. 13-11565 (the “Chapter 11 Case”) by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Borrower continues to operate its business and manage its properties as a debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Agent and the Lenders provide a second lien senior secured super-priority term loan facility to the Borrower on the terms and conditions set forth herein; and

WHEREAS, Holdings owns 100% of the issued and outstanding Equity Interests in each of the Borrower and OSH Properties, and OSH Properties is a wholly-owned, direct Subsidiary of the Borrower, and accordingly each of Holdings and OSH Properties shall receive direct and indirect benefits from the providing of such second lien senior secured super-priority term loan facility to the Borrower.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, the Borrower and the Loan Guarantors hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL DIP Agents” means, collectively, Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL DIP Lenders under the ABL DIP Facility, Wells

Fargo Bank, National Association, in its capacity as supplemental term loan agent for the ABL DIP Lenders under the ABL DIP Facility, and Wells Fargo Bank, National Association, in its capacity as collateral agent for the ABL DIP Lenders under the ABL DIP Facility, or any successor.

“ABL DIP Credit Agreement” means that certain Senior Secured, Super-Priority Debtor-In-Possession Credit Agreement, dated as of the date hereof, by and among the Borrower, Holdings, OSH Properties, the ABL DIP Lenders, the ABL DIP Agents and the other parties thereto.

“ABL DIP Facility” means the revolving credit facility, term loan facility and letter of credit facility provided to the Borrower under the ABL DIP Credit Agreement.

“ABL DIP Lenders” means the banks and other financial institutions from time to time party to the ABL DIP Credit Agreement as lenders or issuing banks.

“ABL DIP Loan Documents” means the “Loan Documents” (as such term is defined in the ABL DIP Credit Agreement).

“ABL Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Loan Security Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of January 29, 2010, among certain of the Loan Parties and the Existing ABL Agents, and any other pledge or security agreement entered into by any Loan Party (as required by the Existing ABL Credit Agreement, any other Existing ABL Loan Document, the ABL DIP Credit Agreement or any other ABL DIP Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any ABL DIP Loan Document, as the same may be amended, restated or otherwise modified (including pursuant to any Borrowing Order) from time to time.

“Account” has the meaning assigned to such term in the Term Loan Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Administrative Agent” means Gleacher Products Corp., in its capacity as administrative agent for the Lenders hereunder, or any successor.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means fifty percent (50%) of the fair market value of the Loan Parties’ Real Property in which the Collateral Agent has a valid, enforceable and perfected Lien to secure the Secured Obligations, which fair market value shall be determined in accordance with the most recent appraisals prepared for the Borrower by CBRE Valuation & Advisory Services with respect to such Real Property.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Agreement” means an agreement entered into by the Borrower and the Stalking Horse Bidder in connection with a Permitted Sale.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate DIP Term Loan Commitments” means the DIP Term Loan Commitments of all of the Lenders as of the Closing Date.

“Applicable Percentage” means, in each case as the context requires, with respect to any Lender, a percentage equal to a fraction, the numerator of which is the portion of the aggregate principal balance of all DIP Term Loans owing to such Lender and the denominator of which is the aggregate principal balance of all DIP Term Loans. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” has the meaning provided in the recitals to this Agreement.

“Bidding Procedures Order” has the meaning assigned to such term in Section 5.19(b).

“Bidding Procedures Motion” has the meaning assigned to such term in Section 5.19(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means any borrowing of a DIP Term Loan pursuant to Section 2.01(a).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Budget” means the financial projections for the Loan Parties covering the nine-week period commencing on the Petition Date on a weekly basis, which projections shall include, at a minimum, an income statement, a balance sheet, projected availability (including Combined Availability (as defined in the ABL DIP Credit Agreement) and Revolving Availability (as defined in the ABL DIP Credit Agreement)), projected expenses, cash receipts, operating disbursements, payroll disbursements, non-operating disbursements and inventory for the period covered thereby, substantially in the forms of the initial Budget annexed hereto as Schedule 1.01, and any subsequent projections furnished pursuant to Sections 5.01(g) and 5.01(j) hereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state in which the Administrative Agent’s offices are located, in San Jose, California or in New York, New York are authorized or required by law to remain closed.

“Capital Expenditures” means, for any period, without duplication, any expenditure or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed or reimbursed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (z) tenant improvement allowances or landlord contributions, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such equipment being traded in at such time, or (iii) the purchase of plant, property or equipment to the extent financed or reimbursed with the proceeds of tenant improvement allowances or landlord contributions.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Effective Date and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date.

“Case Professionals” means Persons or firms retained by the Loan Parties or the Creditors’ Committee or other statutory committee appointed in the Cases pursuant to §§327 and 1103 of the Bankruptcy Code.

“Cash Management Order” means an order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Loan Parties to, among other things, continue their cash management systems, as such order may be amended, modified or supplemented from time to time with the express written consent of the Administrative Agent and with the approval of the Bankruptcy Court.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Securities, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Chapter 11 Case” has the meaning provided in the recitals to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” or “DIP Collateral” referred to in the Collateral Documents (including, without limitation, a DIP Order).

“Collateral Access Agreement” has the meaning assigned to such term in the Term Loan Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Collateral Documents” means, collectively, (a) the Term Loan Security Agreement, the Mortgages, the Leasehold Mortgages and any other documents granting, perfecting or evidencing a Lien upon the Collateral in favor of the Collateral Agent, on behalf of the Agents and the Lenders, as security for payment of the Secured Obligations, and (b) the DIP Orders.

“Commitment” means, with respect to each Lender, its DIP Term Loan Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such, as such Schedule may be updated from time to time.

“Consummation Date” means the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Plan of Reorganization confirmed by a Final Order.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Card Agreement” has the meaning assigned to such term in the ABL DIP Credit Agreement.

“Creditors’ Committee” means any official committee of creditors formed, appointed or approved in the Chapter 11 Case pursuant to the Bankruptcy Code.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Collateral Agent, with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“DIP Orders” means and refers to the Interim Borrowing Order and the Final Borrowing Order.

“DIP Term Facility” means the term loan facility provided to the Borrower hereunder.

“DIP Term Loan” means each Loan made by the DIP Term Lenders pursuant to Section 2.01(a).

“DIP Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the amount set forth opposite its name on the Commitment Schedule.

“Disclosure Statement” means a disclosure statement filed in the Chapter 11 Case in connection with a Plan of Reorganization.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effect of Bankruptcy” means, with respect to any contractual obligation, contract or agreement to which a Loan Party is a party, any default or other legal consequences arising on account of the commencement or the filing of the Chapter 11 Case (including the implementation of any stay), or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable law.

“Effective Date” means June 19, 2013.

“Enforcement Action” means the exercise by the Collateral Agent in good faith of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Loan Documents, any applicable Requirement of Law or otherwise at any time upon the occurrence and during the continuance of an Event of Default (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of any Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting or selling any Collateral, the commencement of any action to foreclose on the security interests or Liens of the Administrative Agent or the Collateral Agent in all or any material portion of the Collateral, notification to Account Debtors to make payments to the Collateral Agent, notification to depository banks with respect to taking of exclusive control under Deposit Account Control

Agreements, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the extent relating to the presence or exposure to Hazardous Materials, to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing ABL Agents” means, collectively, Wells Fargo Bank, National Association, in its capacity as administrative agent for the Existing ABL Lenders under the Existing ABL Facility, Wells Fargo Bank, National Association, in its capacity as supplemental term loan agent for the Existing ABL Lenders under the Existing ABL Facility, and Wells Fargo Bank, National Association, in its capacity as collateral agent for the Existing ABL Lenders under the Existing ABL Facility, or any successor.

“Existing ABL Credit Agreement” means that certain Third Amended and Restated Senior Secured Credit Agreement dated as of October 17, 2012 entered into among certain of the Loan Parties, the Existing ABL Agents and the Existing ABL Lenders, together with all instruments, documents and agreements executed or delivered in connection therewith, in each case, as amended, modified or supplemented to the date hereof.

“Existing ABL Facility” means the revolving credit facility, term loan facility and letter of credit facility provided to the Borrower under the Existing ABL Credit Agreement.

“Existing ABL Lenders” means the “Lenders” (as defined in the Existing ABL Credit Agreement).

“Existing ABL Loan Documents” means the “Loan Documents” (as defined in the Existing ABL Credit Agreement).

“Existing Term Administrative Agent” means Gleacher Products Corp. (as successor in interest to JPMorgan Chase Bank, N.A.), in its capacity as administrative agent for the Existing Term Lenders under the Existing Term Loan Agreement, or any successor.

“Existing Term Collateral Agent” means Gleacher Products Corp. (as successor in interest to JPMorgan Chase Bank, N.A.), in its capacity as collateral agent for the Existing Term Lenders under the Existing Term Loan Agreement, or any successor.

“Existing Term Facility” means the term loan facility made available to the Borrower under the Existing Term Loan Agreement.

“Existing Term Lenders” means the lenders under the Existing Term Loan Agreement.

“Existing Term Loan Agreement” means the Senior Secured Term Loan Agreement, dated as of December 21, 2006, among certain of the Loan Parties, the Existing Term Lenders and the Existing Term Administrative Agent, as amended and restated pursuant to that certain Amendment and Restatement Agreement dated as of December 22, 2011 by, among others, certain of the Loan Parties, the Existing Term Lenders and the Existing Term Administrative Agent, as amended, modified or supplemented to the date hereof.

“Existing Term Loan Documents” means the “Loan Documents” (as such term is defined in the Existing Term Loan Agreement).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Borrowing Order” means an order of the Bankruptcy Court which order shall be in form, scope and substance reasonably acceptable to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Obligations, grant Liens under this Agreement, the other Loan Documents, and the DIP Orders, and provides for the super priority of the Agents’ and the Lenders’ claims, which order is a Final Order.

“Final Order” means an order or judgment of the Bankruptcy Court, as entered on the docket of the Clerk of the Bankruptcy Court, that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek leave to appeal, petition for certiorari, reargue or seek rehearing has expired and no proceeding for certiorari, reargument or rehearing is pending or if an appeal, petition for certiorari, reargument, or rehearing has been sought, the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order was appealed, from which the reargument or rehearing was sought, or certiorari has been denied and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

“Financial Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Financial Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Account” means account number 37235547964500608 maintained by the Borrower with Wells Fargo Bank, National Association.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP but including any liquidated earn-out), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes (including Other Taxes) other than Excluded Taxes.

“Independent Consultant” means FTI Consulting, Inc. (or another independent third party consultant reasonably acceptable to the Administrative Agent).

“Initial Loans” means the DIP Term Loans which can be drawn on the Effective Date.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of January 29, 2010, among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent, the ABL Collateral Agent, the Borrower and the Loan Guarantors, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Interest Payment Date” means the first day of each month.

“Interim Borrowing Order” means an order entered by the Bankruptcy Court, substantially in the form of, and containing the provisions set forth in, Exhibit D (or such other form and provisions as may be reasonably acceptable to the Agents), approving, on an interim basis, the Loan Parties’ entering into and performing their obligations under this Agreement and the other Loan Documents.

“Leasehold Mortgages” means the leasehold mortgages in favor of the Collateral Agent made by the Borrower or any other Loan Party, each in form and substance reasonably satisfactory to the Collateral Agent.

“Leasehold Mortgage Supporting Documents” means, with respect to a Leasehold Mortgage, each of the following:

(a)  (i) evidence in form and substance reasonably satisfactory to the Collateral Agent that the recording of counterparts of such Leasehold Mortgage in the recording offices specified in such Leasehold Mortgage will create a valid and enforceable Lien on the rights described therein in favor of the Collateral Agent, for its own benefit and the benefit of the Administrative Agent and the Lenders (or in favor of such other trustee as may be required or desired under local law), subject only to (A) Liens in favor of the ABL DIP Agents and the Existing ABL Agents, (B) Liens permitted by Section 6.02 having priority by operation of applicable law, and (C) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Leasehold Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(b) such other agreements, documents and instruments (including, without limitation, (i) title searches (together with all documents referred to therein), (ii) maps, plats, as-built surveys, and environmental reports (in each case, to the extent existing) and (iii) evidence regarding recording and payment of all recording fees and stamp, documentation, intangible or mortgage taxes, if any), each in form and substance reasonably satisfactory to the Collateral Agent, as the Collateral Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable Lien on such rights in favor of the Collateral Agent, for its own benefit and the benefit of the Administrative Agent and the Lenders (or in favor of such other trustee as may be required or desired under local law), subject only to (A) Liens in favor of the ABL DIP Agents and the Existing ABL Agents, (B) Liens permitted by Section 6.02 having priority by operation of applicable law, and (C) such other Liens as the Administrative Agent may reasonably approve.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR” shall mean, for any period, the rate per annum rounded to the nearest 1/100 of 1% equal to the rate determined by Administrative Agent to be the offered rate which appears on the Reuters LIBOR 01 page, or if such page is not available such other Reuters page which displays an average British Bankers Association Interest Settlement Rate for deposits in U.S dollars (for delivery on such date of determination) for an interest period of three (3) months determined as of approximately 11:00 a.m. (London, England time) on the date that is two (2)

Business Days prior to the first day of such period. If the Administrative Agent determines that, for any reason, adequate and reasonable means do not exist for ascertaining such rate, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of dollars in immediately available funds are offered at 11:00 a.m. (London, England time) on the date that is two (2) Business Days prior to the first day of such period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such period for the applicable principal amount on such date of determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Ratification Agreement, any Notes, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement, any fee letter executed by the Borrower in connection with this Agreement or the DIP Term Loan Commitments provided hereunder, and all other agreements, instruments, documents and certificates executed and delivered by the Borrower or any other Loan Party to, or in favor of, the Administrative Agent or any Lenders and including, without limitation, all such agreements, instruments, documents and certificates identified in Section 4.01, all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means Holdings, the Real Property Holding Company, each Restricted Subsidiary of the Borrower party to this Agreement and their successors and assigns.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Real Property Holding Company, the Borrower and the Loan Guarantors and their successors and assigns.

“Loans” means DIP Term Loans.

“Master Operating Lease” means the lease agreement, dated as of November 23, 2005, between Real Property Holding Company, as landlord, and the Borrower, as tenant, as amended by that certain First Amendment to Lease dated as of February 13, 2006.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, or financial condition of the Borrower and its subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent under any loan documentation, or of the ability of the Borrower and the

Loan Guarantors, taken as a whole, to perform their respective material obligations under any loan documentation to which they are a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower and the Loan Guarantors, taken as a whole, of any loan documentation to which it is a party; or (d) a “Material Adverse Effect” (or substantially comparable term) under the ABL DIP Credit Agreement. Notwithstanding anything to the contrary, a “Material Adverse Effect shall not be deemed to exist as a result of the Effect of Bankruptcy or the events leading up to and resulting therefrom.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Indebtedness” means (a) Indebtedness arising under the Existing ABL Loan Documents, (b) Indebtedness arising under the ABL DIP Loan Documents, (c) Indebtedness arising under the Existing Term Loan Documents and (d) other Indebtedness (other than the DIP Term Loans) and obligations in respect of one or more Swap Agreements of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest of (i) 180 days following the Petition Date, (ii) ten (10) days after the entry of a Sale Order by the Bankruptcy Court authorizing a Permitted Sale of all or substantially all of the Loan Parties’ assets pursuant to Section 363 of the Bankruptcy Code, (iii) fourteen (14) days following the entry of an order by the Bankruptcy Court confirming a Plan of Reorganization, (iv) the Consummation Date and (v) the date of termination by the Administrative Agent of the DIP Term Loan Commitments and/or acceleration of any outstanding Obligations following the occurrence and during the continuance of an Event of Default.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Collateral Agent to secured the Secured Obligations, all in form and substance satisfactory to the Collateral Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Notes” means any notes evidencing the DIP Term Loans made pursuant to this Agreement substantially in the form of Exhibit E.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the DIP Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to each Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents.

“OSH Properties” has the meaning assigned to such term in the preamble.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens in favor of Credit Card Issuers (as defined in the ABL DIP Credit Agreement) arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(m) Liens arising under Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries; and

(n) Liens securing the Pre-Petition Liabilities;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except with respect to the Pre-Petition Liabilities as set forth in clause (n) above.

“Permitted Sales” means (i) the disposition of any furniture, fixture or equipment that is no longer used or useful in the business of the Borrower and its Subsidiaries, (ii) the disposition of Real Property which, as of the Effective Date, is “dark” or is no longer utilized by any Loan Party for offices or as a store or distribution center, which disposition shall be on terms reasonably satisfactory to the Agents and the proceeds of which shall be paid upon the closing of such disposition to the Administrative Agent for application to the Obligations and the Pre-Petition Liabilities (subject to the Intercreditor Agreement), (iii) the sale of all or substantially all of the Loan Parties’ assets as a going concern in a single transaction or series of related transactions as approved by the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code, or other applicable law; provided that any such going concern sale shall be for cash consideration in an amount in excess of all outstanding Obligations and all Pre-Petition Liabilities, which amount shall be paid to the Administrative Agent upon the closing of such sale for application to the Obligations and the Pre-Petition Liabilities (subject to the Intercreditor Agreement), (iv) a transaction or transactions combining the sale of certain of the Loan Parties’ business assets as a going concern and the permanent closing of all or a portion of the Loan Parties’ stores and the sale of all Collateral located therein through the retention by the Loan Parties of one or more independent, nationally recognized, professional retail inventory liquidation firms reasonably acceptable to the Agents, as approved by the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code or other applicable law, which transaction or transactions shall be on terms reasonably satisfactory to the Agents and shall together, be for cash consideration in excess of all outstanding Obligations and all Pre-Petition Liabilities, which amount shall be paid upon the closing of such sale to the Administrative Agent for application to the Obligations and the Pre-Petition Liabilities (subject to the Intercreditor Agreement), or (v) dispositions in connection with store closures through the retention by the Loan Parties of one or more independent, nationally recognized, professional retail inventory liquidation firms, reasonably acceptable to the Agents, which transaction shall be on terms reasonably satisfactory to the Agents and approved by the Bankruptcy Court to the extent required by applicable law, with all net cash proceeds thereof being paid to the Administrative Agent upon the closing of such sales for application to the Obligations and the Pre-Petition Liabilities (subject to the Intercreditor Agreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means June 17, 2013.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means a plan filed in the Chapter 11 Case pursuant to Chapter 11 of the Bankruptcy Code.

“Pre-Petition Liabilities” means the “Obligations” and “Guaranteed Obligations” (each as defined in the Existing Term Loan Agreement) and the “Secured Obligations” (as defined in the security documents executed and delivered in connection with the Existing Term Loan Agreement).

“Professional Fee Carve Out” means the “Carve Out” as defined in a DIP Order.

“Ratification Agreement” means the Ratification Agreement, dated as of the Effective Date, among certain of the Loan Parties and the Agents.

“Real Estate Consultant” means A&G Realty Partners, LLC (or another independent third party real estate advisor reasonably acceptable to the Administrative Agent).

“Real Property” means all now owned and hereafter acquired real property of the Borrower and the Restricted Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Real Property Documents” shall mean, collectively, with respect to any Real Property, (i) a Mortgage duly executed by each applicable Loan Party, together with (A) title insurance policies in amounts satisfactory to the Collateral Agent, current as-built ALTA/ACSM Land Title surveys certified to the Collateral Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Property and satisfactory in form and substance to the Collateral Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (1) covers such improved real property, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Laws, whichever is less, and (3) is otherwise on terms satisfactory to the Collateral Agent and, (C) evidence that counterparts of such Mortgage have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, to create a valid and enforceable Lien on such Real Property in favor of the Collateral Agent for the benefit of the Agents and the Lenders (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Property is located in form and substance and from counsel satisfactory to the Collateral Agent, and (E) such other reports, documents, instruments and agreements as the Collateral Agent shall request, each in form and substance satisfactory to Administrative Agent.

“Real Property Holding Company” means OSH Properties.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remaining Collateral” has the meaning assigned to such term in Section 9.20.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the sum of the outstanding aggregate principal balance of the DIP Term Loans at such time.

“Requirement of Law” as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Holdings and the Borrower, including the Real Property Holding Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale Order” has the meaning provided in Section 5.19(f).

“Sale Order Motion” has the meaning provided for in Section 5.19(a)(ii).

“Secured Obligations” means all Obligations.

“Security Agreements” means, collectively, the ABL Loan Security Agreement and the Term Loan Security Agreement, and any other pledge or security agreement entered into by any Loan Party, or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under the ABL DIP Facility, the Existing ABL Facility, this DIP Term Facility or the Existing Term Facility, as the same may be amended, restated or otherwise modified (including pursuant to any Borrowing Order) from time to time.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by Holdings or the Borrower in a manner that is intended to legally isolate the assets of such Person from Holdings and its other Subsidiaries as a consolidated group.

“Stalking Horse Bid” means a bid or bids to purchase substantially all of the assets of the Loan Parties pursuant to a Permitted Sale upon terms and conditions acceptable to the Administrative Agent in its discretion, which bid(s) the Borrower accepts as the so-called “stalking horse bid” pursuant to the Bidding Procedures Order.

“Stalking Horse Bidder” means one or more Persons reasonably acceptable to the Administrative Agent and whose bids have been selected by the Borrower as the Stalking Horse Bid in connection with a proposed Permitted Sale.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower or any other Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 23, 2005, among Holdings, Sears Holdings Corporation and all direct and indirect subsidiaries of Holdings.

“Term Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Security Agreement” means that certain Pledge and Security Agreement, dated as of December 21, 2006, between certain of the Loan Parties and the Existing Term Collateral Agent, for the benefit of the Existing Term Administrative Agent and the Existing Term Lenders, and any other pledge or security agreement entered into by any Loan Party (as required by the Existing Term Loan Agreement, this Agreement or any other Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same may be amended, restated or otherwise modified (including pursuant to any Borrowing Order) from time to time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of DIP Term Loans and the use of the proceeds thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) any other obligation (including any guarantee) that is contingent in nature at such time; (ii) an obligation to provide collateral to secure any of the foregoing types of obligations; or (iii) any indemnification obligation or expense that is reimbursable under Section 9.03.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the Board of Directors (or equivalent body) of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 [Reserved].

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, replaced, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Times of Day . Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01 Commitments of the Lenders.

(a) Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrower from time to time, during the period beginning on the Effective Date and ending on the Business Day immediately preceding the Maturity Date, in the form of one or more DIP Term Loans and in an aggregate principal amount not to exceed such Lender’s DIP Term Loan Commitment, in each case, subject to the following limitations:

(i) The initial DIP Term Loan shall be made in a single drawing in an aggregate principal amount equal to $6,000,000 on the Effective Date and no additional DIP Term Loans shall be advanced to the Borrower until the date on which the Final Borrowing Order is entered by the Bankruptcy Court.

(ii) Other than the initial DIP Term Loan advanced on the Effective Date, each DIP Term Loan shall be in an aggregate principal amount of not less than $500,000, and $100,000 increments in excess thereof, but not in excess of $2,000,000.

(iii) All Borrowings shall be subject to the terms of Section 2.03.

(iv) Repayments and prepayments of any DIP Term Loan may not be reborrowed.

(v) No DIP Term Loans shall be advanced to the Borrower to the extent that, after giving effect to such Borrowing, the aggregate principal balance of all outstanding DIP Term Loans exceeds the Advance Rate.

(vi) The aggregate principal balance of all outstanding DIP Term Loans advanced hereunder shall not exceed the Aggregate DIP Term Loan Commitments.

(b) Upon the funding of any DIP Term Loan hereunder, a portion of the Aggregate DIP Term Loan Commitments in an amount equal to the principal amount of such DIP Term Loan shall terminate and the Aggregate DIP Term Loan Commitments shall be permanently reduced by the principal amount of such funding.

(c) No DIP Term Loans shall be advanced to the Borrower to the extent that Maximum Revolver Availability (as defined in the ABL DIP Credit Agreement) as of the date of the relevant Borrowing Request delivered hereunder is not less than (i) $35,000,000 minus (ii) the aggregate amount of any increase in any Reserve (as defined in the ABL DIP Credit Agreement) or the Availability Block (as defined in the ABL DIP Credit Agreement) that is effected under the ABL DIP Credit Agreement following the Effective Date.

SECTION 2.02 [Reserved].

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (delivered by hand or facsimile) in a form reasonably approved by the Administrative Agent and signed by the Borrower not later than 12:00 noon, New York City time, four (4) Business Days prior to the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day and no less than four (4) Business Days following the date of such Borrowing Request;

(c) the Advance Rate as of the date of such Borrowing Request; and

(d) the Maximum Revolving Availability (as defined in the ABL DIP Credit Agreement) as of the date of such Borrowing Request, together with reasonably detailed supporting information therefor.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s DIP Term Loan to be advanced to the Borrower as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 [Reserved].

SECTION 2.07 Funding of Borrowings. Each Lender shall make each DIP Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage of the requested Borrowing. The Administrative Agent will make such DIP Term Loan available to the Borrower by promptly transferring the amounts so received, in like funds, to the Funding Account.

SECTION 2.08 [Reserved].

SECTION 2.09 Termination and Reduction of Aggregate DIP Term Loan Commitments.

(a) Unless previously terminated, the Aggregate DIP Term Loan Commitments of the Lenders shall terminate on the Maturity Date, and the Borrower shall pay, in full and in cash, all outstanding DIP Term Loans and all other outstanding Obligations then owing to the Lenders.

(b) After the funding of the initial DIP Term Loan on the Effective Date, the Borrower may from time to time reduce the Aggregate DIP Term Loan Commitments; provided that each such reduction of the Aggregate DIP Term Loan Commitments shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided further that in no event may the Aggregate DIP Term Loan Commitments be reduced to an amount that is less than the outstanding aggregate principal balance of all DIP Term Loans at such time.

(c) The Borrower shall notify the Administrative Agent of any election to reduce the Aggregate DIP Term Loan Commitments under clause (b) of this Section 2.09 at least five (5) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable. Any reduction of the Aggregate DIP Term Loan Commitments shall be permanent. Each reduction of the Aggregate DIP Term Loan Commitments shall be applied ratably to the DIP Term Loan Commitments of each Lender.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to each Lender the then unpaid aggregate principal amount of each DIP Term Loan and all other outstanding Obligations then owing to the Lenders in cash on the Maturity Date.

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the DIP Term Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns), and in substantially the form attached hereto as Exhibit E, in an aggregate principal amount equal to the aggregate principal amount of all DIP Term Loans advanced by such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any outstanding DIP Term Loan in whole or in part, subject to prior notice in accordance with clause (b) of this Section 2.11, subject to the Borrower’s reimbursement of breakage and redeployment costs resulting from the prepayment of DIP Term Loans accruing interest at LIBOR. The Aggregate DIP Term Loan Commitments may be irrevocably reduced by the Borrower in accordance with Section 2.09 at any time after the funding of the initial DIP Term Loan on the Effective Date and from time to time without penalty or premium.

(b) The Borrower shall notify the Administrative Agent by hand delivery or facsimile of any optional prepayment hereunder, not later than 1:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each DIP Term Loan or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a portion of any DIP Term Loan shall be applied ratably to the DIP Term Loan and allocated to each Lender in accordance with its Applicable Percentages in accordance with Section 2.18. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and each Lender such fees in such amounts and on such dates as are set forth in any fee letter executed by the Borrower in connection with this Agreement or the DIP Term Facility.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Collateral Agent or the applicable Lenders. Fees paid shall not be refundable under any circumstances except where paid in error.

SECTION 2.13 Interest.

(a) Subject to clause (b) below and Section 9.17, the outstanding principal balance of all DIP Term Loans shall bear interest at a rate per annum equal to LIBOR plus eight percent (8.0%).

(b) Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default, the outstanding principal balance of all DIP Loans and other outstanding Obligations shall bear interest at a rate per annum equal to two percent (2.0%) in excess of the interest rate otherwise applicable to such Obligation.

(c) Accrued and unpaid interest on each DIP Term Loan shall be payable in cash in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) of this Section 2.13 shall be payable in cash on demand, and (ii) in the event of any repayment or prepayment of any DIP Term Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d) All interest and fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 [Reserved].

SECTION 2.15 Increased Costs.

(a) If any Change in Law made after the Effective Date shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in LIBOR), and the result of any of the foregoing shall be, by an amount that such Lender deems to be material, to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (in each case, other than with respect to any Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law made after the Effective Date regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), by an amount that such Lender deems to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 [Reserved].

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required under applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or a Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and, to the extent that the payment of the Indemnified Taxes or Other Taxes was the responsibility of the Borrower and within the Borrower’s control, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of such Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If any Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 2.17, which refund in the sole good faith judgment of such Lender or the Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Borrower, apply for such refund. If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or other Obligations, or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 9.01, except that payments that are expressly required by this Agreement or any other Loan Document to be made to any Lender or any other Person (including payments made pursuant to Sections 2.15, 2.17 and 9.03) shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any amounts received on account of the Obligations by the Administrative Agent or any Lender (x) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower so long as no Event of Default has occurred and is continuing (in which event the following clause (y) below shall apply)), or (y) after an Event of Default has occurred and is continuing, shall be applied by the Administrative Agent or such Lender in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally:

(i) first, to pay any indemnities or expense reimbursements (including fees and expenses of counsel to the Agents) then due to the Agents from the Borrower,

(ii) second, to pay any expense reimbursements (including fees and expenses of counsel to the Lenders) then due to the Lenders from the Borrower,

(iii) third, to pay any fees then due to the Agents and the Lenders and to pay accrued and unpaid interest on the DIP Term Loans and other outstanding Obligations, ratably,

(iv) fourth, to pay the outstanding principal balance of all outstanding DIP Term Loans, ratably, and

(v) fifth, to pay any remaining Secured Obligations due to the Agents or any Lender.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, the proceeds of Term Facility Primary Collateral and ABL Facility Primary Collateral shall be applied as between the Lenders and the ABL DIP Lenders in the manner set forth in the Intercreditor Agreement.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its DIP Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its

DIP Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the DIP Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective DIP Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its DIP Term Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or, except as specifically permitted by this Agreement, an Affiliate thereof (in each case as to which the provisions of this clause shall apply).

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its DIP Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b) if any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its DIP Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement and the repayment in full in cash of all Obligations.

ARTICLE III

Representations and Warranties

Each Loan Party jointly and severally represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) subject to the entry of the DIP Orders, has all requisite power and authority to carry on its business as now conducted, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.02 Authorization; Enforceability. Execution, delivery and performance of this Agreement and the other Loan Documents are within each Loan Party’s corporate or limited liability company powers and, upon the entry of the DIP Orders, have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and, upon the entry of the DIP Orders, constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

SECTION 3.03 Governmental Approvals; No Conflicts. Upon entry of the DIP Orders, execution, delivery and performance of this Agreement, the other Loan Documents and the consummation of the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) do not conflict with or will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Budget; No Material Adverse Change.

(a) The initial Budget delivered to the Agents was prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the Petition Date.

SECTION 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Except as an Effect of Bankruptcy, each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid and enforceable leasehold interests in, all real and personal property necessary for the conduct of its business, free of all Liens other than those permitted by Section 6.02 of this Agreement.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the Closing Date, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement affecting any material portion of the Collateral.

SECTION 3.06 Litigation and Environmental Matters.

(a) Other than the Chapter 11 Case, there are no actions, investigations, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that could reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transactions or the repayment of the DIP Term Loans.

(b) Except for the Disclosed Matters and, except for matters that both could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and could not reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transactions or the repayment of the DIP Term Loans, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Except as an Effect of Bankruptcy, each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing under this Agreement. No default has occurred and is continuing under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each employee benefit plan of Holdings, the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

SECTION 3.11 Disclosure. The Borrower and Holdings have disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, in relation to the Transactions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements (including, without limitation, the Budget), certificates or other written information furnished by or on behalf of the any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information so furnished) contains or contained as of the date such report, statement, certificate or information was so furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and the Budget, the Borrower and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.12 [Reserved].

SECTION 3.13 Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such material insurance have been paid. The Borrower and Holdings believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14 Capitalization and Subsidiaries.

(a) All of the outstanding Equity Interests of the Borrower are owned beneficially and of record by Holdings, free and clear of all Liens other than (i) the Liens in favor of the Collateral Agent (for the benefit of the Administrative Agent and the Lenders), the Existing Term Collateral Agent (for the benefit of the Existing Term Administrative Agent and the Existing Term Lenders), the ABL DIP Agents (for the benefit of the ABL DIP Lenders) and the Existing ABL Agents (for the benefit of the Existing ABL Lenders), in each case, created by the Security Agreements and (ii) non-consensual Liens created by operation of law. No Equity Interest of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. Other than the Borrower’s LLC agreement, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any Equity Interest of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b) Schedule 3.14 sets forth as of the Closing Date, (i) a correct and complete list showing, the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (ii) a true and complete listing of each class of each of such Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (iii) the type of entity of the Borrower and each of its Subsidiaries.

SECTION 3.15 Security Interest in Collateral. Upon the entry of the DIP Orders, the Collateral Documents (including the DIP Orders) will create in favor of the Collateral Agent a legal, valid, unavoidable and enforceable security interest in the Collateral, subject to the DIP Orders, and the Collateral Agent shall, or shall upon entry of the DIP Orders, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Collateral, in each case prior and superior in right to any other Person, except for Liens in favor of the ABL DIP Agents, Liens in favor of the Existing ABL Agents and Liens permitted by Section 6.02 having priority by operation of applicable law. No further recording, filing or other action of any kind will be required in connection with the creation, perfection or enforcement of such security interests and Liens in favor of the Collateral Agent. No other claims having a priority superior or pari passu to that granted to or on behalf of the Agents or the Lenders shall be granted or approved while any of the Obligations or the DIP Term Loan Commitments remain outstanding (other than in respect of the Existing ABL Facility and the ABL DIP Facility).

SECTION 3.16 Labor Disputes. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. All payments due from any Loan Party or any Subsidiary or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except as in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any DIP Term Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.18 Use of Proceeds. The proceeds of the DIP Term Loans shall be delivered to the ABL DIP Agents (which delivery may be effected by funding each Borrowing to the Funding Account in accordance with Section 2.07) for application in accordance with the “Interim Borrowing Order” (as defined in the ABL DIP Credit Agreement) and used solely to (a) pay interest, charges, fees and expenses (including attorneys’ fees and financial advisory fees) incurred in connection with the DIP Term Facility, (b) fund operating expenses and general corporate needs, including working capital and other general corporate purposes, of the Loan Parties following the Petition Date, (c) pay fees, costs and expenses of the Chapter 11 Case, including the reasonable fees and expenses of Case Professionals, (d) pay critical vendors approved by the Bankruptcy Court and (e) make such other payments as may be expressly permitted under the DIP Orders, and solely in strict compliance with the Budget, the DIP Orders and this Agreement. In addition, but not in limitation of the foregoing, the proceeds of any DIP Term Loan funded to the Funding Account shall be applied by the ABL DIP Agents to pay and reduce the aggregate principal amount of any outstanding borrowings under the ABL DIP Facility (which shall not result in a permanent commitment reduction).

SECTION 3.19 Collateral Locations. As of the Closing Date, each Loan Party and each Loan Party’s records concerning Accounts and Credit Card Account Receivables (as defined in the ABL DIP Credit Agreement) are located only at the addresses set forth for such Loan Party on Schedule 3.05 hereto. Schedule 3.05 hereto correctly identifies as of the Closing Date any of such locations which are not owned by Loan Party and sets forth the owners and/or operators thereof.

SECTION 3.20 Corporate Names; Prior Transactions. As of the Closing Date, no Loan Party has, during the past five years, been known by or used any other corporate or fictitious name (other than as set forth in Schedule 3.20 hereto) or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

SECTION 3.21 Credit Card Agreements. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Loan Party that is party thereto and, to the best of Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect, and (b) each Loan Party has complied with all of the material terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive payments thereunder.

SECTION 3.22 Master Operating Lease. The Master Operating Lease has not been amended or modified in any respect and no provision therein has been waived, except where a copy of such amendment or waiver has been provided by the Borrower to the Administrative Agent.

SECTION 3.23 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by the Administrative Agent regardless of any investigation made or information possessed by the Administrative Agent or any Lender.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make DIP Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission (or other electronic image scan) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and (iii) a duly executed copy of an amendment to the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, from each party thereto.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Secretary or Assistant Secretary of the Borrower, on behalf of itself and the other Loan Parties, (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel (including any local counsel)), on or before the Effective Date, including (i) any fees due to the Administrative Agent or any Lender pursuant to any fee letter executed in connection with this Agreement or the DIP Term Facility and (ii) any and all expenses incurred by the Existing Term Administrative Agent, the Existing Term Collateral Agent, any Existing Term Lender or any of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the Existing Term Facility or any Existing Term Loan Document, including any expenses incurred in connection with the administration of the Existing Term Facility or any amendments, modifications or waiver to any Existing Term Loan Document, in each case, to the extent incurred prior to the Petition Date and outstanding as of the Effective Date. All such amounts may be paid with proceeds of DIP Term Loans made on the Effective Date and, if such amounts are paid with proceeds of DIP Term Loans, such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdictions where each of the Loan Parties are incorporated or organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Borrowing Base Certificate. The Administrative Agent shall have received a copy of the Borrowing Base Certificate (as defined in the ABL DIP Credit Agreement) that is delivered to the ABL DIP Agents pursuant to the ABL DIP Credit Agreement.

(g) Budget. The Administrative Agent shall have received and be satisfied with (a) an initial Budget of Loan Parties and a reasonably detailed professional fee budget, and (b) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Liens in favor of the ABL DIP Agents, Liens in favor of the Existing ABL Agents and Liens permitted by Section 6.02 having priority by operation of applicable law) and a super-priority administrative claim with the priority set forth in the Interim Borrowing Order, shall be in proper form for filing, registration or recordation, and the Interim Borrowing Order shall have been entered.

(i) Reserved.

(j) Motions. All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Orders and this Agreement (including, without limitation, the Bidding Procedures Motion and the Sale Order Motion) shall be in form and substance reasonably satisfactory to the Administrative Agent. The Interim Borrowing Order and the Cash Management Order shall have been entered, shall be in full force and effect, and shall not have been reversed, vacated or stayed, or modified without the prior written consent of the Administrative Agent, and all other necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Administrative Agent.

(k) Adequate Protection. The Bankruptcy Court shall have entered an order granting the Existing Term Lenders adequate protection of their interests, which order shall be in form and substance reasonably acceptable to the Existing Term Administrative Agent and to the Administrative Agent hereunder.

(l) No Challenge. (a) There shall not have been filed any pleading by any Person challenging the validity, priority, perfection, or enforceability of the Existing Term Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Existing Term Loan Documents, and (b) no Lien granted pursuant to the Existing Term Loan Documents shall have been determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Chapter 11 Case, including, without limitation, the Creditors’ Committee.

(m) Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect.

(n) Consents and Approvals. The Borrower and the Loan Guarantors shall have obtained all governmental consents and approvals, and all third party consents required for the Borrower and the Loan Guarantors to consummate the financing contemplated by the Loan Documents.

(o) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a DIP Term Loan on the occasion of any Borrowing (including the initial Borrowing of DIP Term Loans made on the Effective Date), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing as if made on and as of such date, except to the extent that any such representation or warranty is expressly qualified by “materiality” or a “Material Adverse Effect” (or words of similar import), in which case, such representation and warranty shall be true and correct in all respects on and as of the date of such Borrowing (except that representations and warranties which relate to a specific earlier date shall be true and correct in all material respects or in all respects, as applicable, as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c) Such Borrowing shall comply in all respects with the terms therefor as set forth in Section 2.01 and Section 2.03.

(d) There shall not be proceeding pending or threatened seeking to invalidate or avoid, or any order invalidating or avoiding, the pre-petition claims, security interests and liens securing the Pre-Petition Liabilities or sustaining any other similar challenge under Chapter 5 of the Bankruptcy Code.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a), (b), (c) and (d) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Aggregate DIP Term Loan Commitments have expired and the principal of and interest on each DIP Term Loan and all fees and other Obligations payable hereunder shall have been paid in full, each Loan Party covenants and agrees, jointly and severally with all of the Loan Parties, in favor of the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower or Holdings will furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without any exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 50 days after the end of each of the fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available and in any event within 20 days after the end of each fiscal month of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with the delivery of each set of financial statements referred to in Section 5.01(a), (b) and (c) above, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Real Property Holding Company;

(e) concurrently with any delivery of financial statements under financial statements referred to in Section 5.01(a), (b) and (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(f) concurrently with any delivery of financial statements referred to in Section 5.01(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) on Tuesday of each week, an updated Budget for the relevant nine-week period (which shall be updated solely to reflect the removal of the then-first week and the addition of a new ninth week and shall not otherwise be modified without the prior written consent of the Administrative Agent and the Required Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(h) as and when so delivered, such reports (including any Variance Report (as defined in the ABL DIP Credit Agreement)), certificates (including any Borrowing Base Certificate (as defined in the ABL DIP Credit Agreement)) or other information that is delivered or required to be delivered to the ABL DIP Agents or any ABL DIP Lender in accordance with the ABL DIP Credit Agreement (as in effect on the date hereof);

(i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or, after a public equity offering, distributed by the Borrower to its shareholders generally, as the case may be;

(j) at least seven days prior to the hearing for the entry of a Final Borrowing Order, a final Budget and business plan updating the initial Budget and business plan delivered prior to the Closing Date;

(k) at least two Business Days prior to the furnishing or filing thereof, copies of any statement, report or pleading proposed to be furnished to or filed with the Bankruptcy Court or the Creditors’ Committee in connection with the Chapter 11 Case; and

(l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events. The Borrower and Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default promptly upon becoming aware of it;

(b) the occurrence of any condition which would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting or financial reporting practices (other than as reported by GAAP or applicable law) by any Loan Party or any Subsidiary thereof;

(e) any sale, lease, transfer, assignment or other disposition of property, sale of equity, or incurrence of Indebtedness permitted by Section 6.01 in excess of $500,000, in each case after knowledge thereof by a responsible officer of the Borrower or any Loan Guarantor;

(f) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $500,000 and is not covered by insurance, (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect;

(g)  (i) any Lien (other than Liens permitted by Section 6.02) or claim made or asserted against any of the Collateral, (ii) any loss, damage, or destruction to the Collateral whether or not covered by insurance or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (iii) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof), in each case in relation to any Collateral in the aggregate amount of $500,000 or more;

(h) any Credit Card Agreement entered into by such Loan Party after the Closing Date, together with a true, correct and complete copy thereof and such other information with respect thereto as the Administrative Agent may reasonably request;

(i) the receipt by any Loan Party of any written notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which would not be reasonably likely to subject the Loan Parties to liabilities exceeding $500,000 individually or in the aggregate;

(j) obtaining knowledge of the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that has a reasonable likelihood of being adversely determined and that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Party to liabilities exceeding $500,000 individually or in the aggregate;

(k) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement;

(l) any failure by any Loan Party to pay rent at any of such Loan Party’s locations when such rent first came due following the Petition Date, unless such non-payment was permitted under the Bankruptcy Code or pursuant to an order of the Bankruptcy Court;

(m) any breach (or alleged breach) under the Agency Agreement, by any party thereto;

(n) the discharge or resignation of the Independent Consultant or the Real Estate Consultant; and

(o) any amendment, supplement, waiver or other modification to the ABL DIP Credit Agreement, any other ABL DIP Loan Document, the Existing ABL Credit Agreement or any other Existing ABL Loan Document (in each case, whether or not consent of the Administrative Agent is required under the Intercreditor Agreement with respect thereto).

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. In addition, each notice delivered under clause (o) above shall be accompanied by a true and complete copy of any such amendment, supplement, waiver or other modification described in such clause.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and, in the case of clause (ii) above, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Payment of Obligations. To the extent required by the Bankruptcy Code, each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations incurred after the Petition Date, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. The Administrative Agent may

conduct inspections of the Collateral from time to time during each calendar year, and the Borrower shall pay for all such inspections.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Compliance with Environmental Laws. Each Loan Party will (a) conduct its operations and keep and maintain its Real Property in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Property or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

SECTION 5.09 Compliance with Material Contracts. Each Loan Party will (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it (except as may be occasioned as an Effect of Bankruptcy), (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time requested by any Agent, (e) upon request of any Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

SECTION 5.10 Use of Proceeds. The proceeds of the DIP Term Loans will be used only as described in Section 3.18. No part of the proceeds of any DIP Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.11 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that each Loan Party and its Subsidiaries may self insure to the extent consistent with prudent business practice. The

Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.12 Appraisals. At any time reasonably deemed necessary by the Administrative Agent or the Collateral Agent, and upon reasonable notice from the Administrative Agent or the Collateral Agent, the Borrower and the Restricted Subsidiaries will permit the Administrative Agent, the Collateral Agent or professionals (including consultants, accounts and/or appraisers) retained by the Administrative Agent or the Collateral Agent to conduct appraisals of the Loan Parties’ Real Property, furniture, fixtures and equipment. The Loan Parties shall pay the reasonable and documented fees and expenses of the Administrative Agent, the Collateral Agent and such professionals with respect to such appraisals.

SECTION 5.13 Additional Collateral; Further Assurances.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01 or Section 5.15, as applicable), which may be required by law or which the Administrative Agent or the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $250,000) are acquired by the Borrower or any Restricted Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Term Loan Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Administrative Agent, the Collateral Agent and the Lenders thereof, and, if requested by the Administrative Agent, the Collateral Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Restricted Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.13, all at the expense of the Loan Parties.

SECTION 5.14 [Reserved].

SECTION 5.15 Real Property.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, to the extent required under the Bankruptcy Code, (i) comply in all material respects with all of their respective obligations becoming due following the Petition Date under all of their material Leases having annual rentals in excess of $400,000 now or hereafter held respectively by them,

(ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such material Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent and the Collateral Agent with a copy of each notice of default under any material Lease received by the Borrower or any Subsidiary of the Borrower promptly upon receipt thereof and (v) promptly notify the Administrative Agent and the Collateral Agent (and in no event later than thirty (30) days) following the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

(b) At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business or chief executive office of the Borrower or any other Loan Guarantor or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Loan Guarantor to, provide the Administrative Agent and the Collateral Agent written notice thereof.

(c) With respect to (i) any Real Property of the Borrower or any Loan Guarantor existing on the Closing Date, (ii) any material Real Property having a purchase price in excess of $400,000 acquired by the Borrower or any Loan Guarantor after the Closing Date and (iii) any real property that is subject to a Lease having annual rental payments in excess of $400,000 acquired or entered into by the Borrower or any Loan Guarantor after the Closing Date, upon the written request of the Administrative Agent or the Collateral Agent, the Borrower shall, and shall cause each Loan Guarantor to, execute and deliver to the Collateral Agent, for the benefit of each of the Administrative Agent, the Collateral Agent and the Lenders, promptly and in any event not later than 45 days after receipt of such notice (or, if such request is given by the Administrative Agent or the Collateral Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a Mortgage on any Real Property or a Leasehold Mortgage on any or Lease of the Borrower or such Loan Guarantor, together with such Real Property Documents or Leasehold Mortgage Supporting Documents as may be reasonably requested by the Administrative Agent or the Collateral Agent (or, in the case of any Real Property or Lease with respect to real property located outside of the United States, such other documents, agreements and instruments deemed by the Administrative Agent or the Collateral Agent to be appropriate in the applicable jurisdiction to obtain the equivalent Lien in such jurisdiction).

SECTION 5.16 Post-Effective Date Covenant. Within fourteen (14) days following the Effective Date (or such later date as to which the Administrative Agent may agree in its sole discretion), in respect of all insurance policies maintained by any Loan Party, the Loan Parties shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) certificates of insurance naming the Collateral Agent (for the benefit of the Collateral Agent, the Administrative Agent and the Lenders) as an additional insured or as lender’s loss payee, as applicable, and (ii) endorsements containing (A) lender’s loss payable clauses, additional insured or mortgagee clauses, as applicable, and (B) notice of cancellation clause.

SECTION 5.17 Retention of Consultants; Communication with Accountants and Other Financial Advisors.

(a) The Loan Parties shall continue to retain the Independent Consultant and the Real Estate Consultant, the scope and terms of such engagement to be reasonably satisfactory to the Administrative Agent (subject to Bankruptcy Court approval, to be obtained within thirty (30) days after the Petition Date). Until such time as all Pre-Petition Liabilities and all Obligations have been repaid in full and all DIP Term Loan Commitments have been terminated, the Borrower shall continue to retain (i) the Independent Consultant to assist the Loan Parties with a Permitted Sale and with the preparation of the Budget and the other financial and Collateral reporting required to be delivered to the Administrative Agent pursuant to this Agreement, and (ii) the Real Estate Consultant to assist the Loan Parties in connection with real estate matters (including, without limitation, negotiations in respect of Leases).

(b) The Borrower authorizes each of the Administrative Agent and the Collateral Agent to communicate directly with its independent certified public accountants, appraisers, financial advisors, investment bankers and consultants (including the Independent Consultant and the Real Estate Consultant), which have been engaged from time to time by the Borrower, and authorizes and shall instruct those accountants, appraisers, financial advisors, investment bankers and consultants to communicate to the Administrative Agent and the Collateral Agent information relating to each Loan Party with respect to the business, results of operations, prospects and financial condition of such Loan Party. The Borrower acknowledges and agrees that (i) the Borrower and its representatives will cooperate fully with the Independent Consultant, the Real Estate Consultant and any Lender Group Consultant (as defined below), (ii) the Independent Consultant, the Real Estate Consultant and any Lender Group Consultant are granted full and complete access to the Borrower’s books and records, (iii) the Administrative Agent, the Collateral Agent and the Lenders are authorized to communicate directly with the Independent Consultant and the Real Estate Consultant, and the Independent Consultant and the Real Estate Consultant are authorized to communicate directly with the Administrative Agent, the Collateral Agent and the Lenders, regarding all matters relating to the services to be rendered by the Independent Consultant or the Real Estate Consultant to the Borrower, including, without limitation, to discuss all financial reports, business information, findings and recommendations of the Independent Consultant or Real Estate Consultant, as applicable, and (iv) the Independent Consultant and the Real Estate Consultant are authorized to provide the Administrative Agent, the Collateral Agent and the Lenders with all reports and other information prepared or reviewed by the Independent Consultant or the Real Estate Consultant, as applicable.

(c) Each Loan Party acknowledges that each of the Administrative Agent and the Collateral Agent shall be permitted to engage such outside consultants and advisors (each, a “Lender Group Consultant”), for the sole benefit of the Administrative Agent, the Collateral Agent and the Lenders, as the Administrative Agent or the Collateral Agent may determine to be necessary or appropriate in its sole discretion. Each Loan Party covenants and agrees that (i) such Loan Party shall provide its complete cooperation with any Lender Group Consultant (including, without limitation, providing unfettered access to such Loan Party’s business, books and records and senior management); (ii) all costs and expenses of any such Lender Group Consultant shall be expenses required to be paid by the Loan Parties under Section 9.03 hereof; and (iii) all reports, determinations and other written and verbal information provided by any Lender Group Consultant shall be confidential and no Loan Party shall be entitled to have access to same.

SECTION 5.18 Performance within Budget. The Loan Parties shall strictly perform in accordance with the Budget subject to the following at all times following the Closing Date: (a) the Borrower’s actual sales and cash receipts shall not be less than 90% of the projected amounts set forth in the Budget, and (b) the Borrower’s actual expenses and cash expenditures shall not be greater than 110% of the projected amounts set forth in the Budget on a line item basis or in the aggregate; provided that the Borrower shall not use funds allocated to a particular line item in the Budget (including line items denominated “Miscellaneous” or “Other”, or words of similar import) to pay any expenses under any other line item(s) in the Budget without the prior express written consent of the Administrative Agent, which consent may be conditioned, withheld, or delayed in the Administrative Agent’s sole and exclusive discretion. Each of the foregoing covenants shall be tested on Tuesday of each week (commencing with the first (1st) week after the Petition Date) on a cumulative basis from the Petition Date until the fourth week after the Petition Date and then on a rolling four (4) week basis, pursuant to the Variance Report delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(h).

SECTION 5.19 Permitted Sales Process; Agency Agreement.

(a) On the Petition Date, the Loan Parties shall have filed the following motions in the Chapter 11 Case with the Bankruptcy Court, each in form and substance acceptable to the Administrative Agent:

(i) A motion (the “Bidding Procedures Motion”), requesting an order from the Bankruptcy Court approving bidding procedures relating to a Permitted Sale of substantially all of the assets of the Loan Parties; and

(ii) A motion (the “Sale Order Motion”) requesting an order from the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the Loan Parties to consummate a Permitted Sale of substantially all of the assets of the Loan Parties.

(b) On or before July 12, 2013, the Bankruptcy Court shall have entered an order (the “Bidding Procedures Order”) approving the bidding procedures set forth in the Bidding Procedures Motion, which Bidding Procedures Order shall be in form and substance acceptable to the Administrative Agent.

(c) On or before August 29, 2013, the Loan Parties shall have received bids in accordance with the Bidding Procedures Order.

(d) On or before June 17, 2013, the Loan Parties shall have selected a Stalking Horse Bid with respect to a Permitted Sale of substantially all of the assets of the Loan Parties, which Stalking Horse Bid shall be in form and substance acceptable to the Administrative Agent.

(e) On or before August 30, 2013, the Loan Parties shall have completed an auction for a Permitted Sale of substantially all of the assets of the Loan Parties.

(f) On or before September 3, 2013, the Bankruptcy Court shall have entered an order (the “Sale Order”) approving a Permitted Sale as requested in the Sale Order Motion, which Sale Order shall be in form and substance acceptable to the Administrative Agent.

(g) On or before September 16, 2013, the Loan Parties shall have closed on a Permitted Sale of substantially all of the assets of the Loan Parties.

(h) On or before October 15, 2013, the Bankruptcy Court shall have entered an order extending the time period of the Borrower to assume or reject Leases to not less than 210 days from the Petition Date.

SECTION 5.20 Additional Bankruptcy Related Affirmative Covenants.

(a) The Loan Parties shall provide the Administrative Agent with a status report and such other updated information relating to a Permitted Sale as may be requested by the Administrative Agent, in form and substance acceptable to the Administrative Agent.

(b) Upon the Effective Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, the Loan Parties hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations, other than as expressly set forth in a DIP Order.

(c) The Loan Parties shall promptly, punctually, and faithfully perform any and all terms and conditions of the DIP Orders.

ARTICLE VI

Negative Covenants

Until the DIP Term Loan Commitments have expired and the principal of and interest on each DIP Term Loan and all fees and other Obligations payable hereunder shall have been paid in full, each Loan Party covenants and agrees, jointly and severally with all of the Loan Parties, in favor of the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except as set forth below, in each case, which shall be consistent with the Budget:

(a) Indebtedness incurred pursuant to any Loan Document;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to, concurrently with or within 180 days after such acquisition or the completion of such construction or improvement;

(f) [Reserved];

(g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) [Reserved];

(j) (i) Indebtedness pursuant to the Existing ABL Credit Agreement and (ii) to the extent permitted pursuant to an order of the Bankruptcy Court, Indebtedness pursuant to the ABL DIP Credit Agreement, in each case, subject at all times to the Intercreditor Agreement and the DIP Orders;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(l) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness supported by a letter of credit (for so long as supported by such letter of credit) in a principal amount not to exceed the face amount of such letter of credit;

(n) any customary “bad acts” guarantee issued by any Loan Party in connection with Indebtedness in respect of any Real Property owned by the Real Property Holding Company; and

(o) the Pre-Petition Liabilities.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or concurrently with or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Restricted Subsidiary;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the Closing Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and (iv) such Lien shall not secure Indebtedness for borrowed money or any other Indebtedness that is not permitted by Section 6.01;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens on securities held by the Borrower or any of its Restricted Subsidiaries representing an interest in a joint venture to which the Borrower or such Restricted Subsidiary is a party (provided that such joint venture is not a Subsidiary of the Borrower) to the extent that (i) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (ii) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture;

(h) Liens securing the ABL DIP Facility and the Existing ABL Facility, subject at all times to the Intercreditor Agreement and the DIP Orders (including, without limitation, any intercreditor provisions set forth therein);

(i) Liens securing the Pre-Petition Liabilities, subject at all times to the DIP Orders; and

(j) to the extent constituting a Lien, any Lien in respect of the Professional Fee Carve Out.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except in connection with a Permitted Sale.

(b) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Closing Date.

(c) Holdings will not engage in any business or activity other than those activities related to its Equity Interests being publicly traded, borrowing DIP Term Loans in accordance with the terms of this Agreement and making borrowings under the ABL DIP Facility in accordance with the terms of the ABL DIP Credit Agreement, the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto, including (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholders, (iii) holding directors and shareholders meetings, preparing corporate records and other activities permitted by this Agreement, and (iv) guarantees required in the ordinary course of the Borrower’s activities that may be required by counterparties. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, the cash proceeds of any Restricted Payments permitted by Section 6.08 and cash contributions received from the holders of Equity Interest of Holdings provided that such contributions shall be immediately contributed to the Borrower) or incur any liabilities (other than liabilities under the Loan Documents, Pre-Petition Liabilities, liabilities under the Existing ABL Facility and the ABL DIP Facility, liabilities reasonably incurred in connection with the maintenance of its existence, nonconsensual obligations imposed by law and obligations with respect to its Equity Interests (including related to its Equity Interests being publicly traded and pursuant to its stockholders’ agreement)).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except as set forth below, in each case, which shall be consistent with the Budget:

(a) (i) investments by Holdings in the Borrower and (ii) investments by the Borrower and the other Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Term Loan Security Agreement (subject to the limitations applicable to common stock of a foreign Restricted Subsidiary set forth in this Agreement or the Collateral Documents);

(b) loans or advances made by the Borrower to any other Loan Party; provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Term Loan Security Agreement;

(c) Guarantees incurred prior to the Petition Date constituting Indebtedness permitted by Section 6.01 other than any Guarantees of Indebtedness of Subsidiaries that are not Loan Parties;

(d) (i) extensions of trade credit in the ordinary course of business and (ii) subject to the Term Loan Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts and Credit Card Account Receivables (as defined in the ABL DIP Credit Agreement) in the ordinary course of business, consistent with past practices;

(e) investments in the form of Swap Agreements existing on the Closing Date;

(f) [reserved];

(g) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”; and

(h) any customary “bad acts” guarantee issued by any Loan Party in connection with Indebtedness in respect of any Real Property owned by the Real Property Holding Company.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04), except in each case (other than the dispositions described in clauses (a)(i) and (a)(ii) below) to the extent the Bankruptcy Court has issued a Final Order authorizing such sale, transfer, lease or other disposition and to the extent consistent with the Budget, the following:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, and (iii) inventory and equipment not in the ordinary course of business in connection with store closings; provided that all sales of inventory and equipment in connection with store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent;

(b) sales, transfers and dispositions to the Borrower or any Restricted Subsidiary, provided that any such sales, transfers or dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by clause (g) of Section 6.04;

(e) [reserved];

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(g) licensing and cross-licensing arrangements entered into in the ordinary course of business involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary;

(h) leases and subleases not materially interfering with the ordinary course of business;

(i) [reserved]; and

(j) Permitted Sales;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (c), (f), (g) and (h) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07 Swap Agreements; Deposit Accounts and Credit Card Processors.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement or any speculative transaction.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, (i) open new deposit accounts or securities accounts or maintain any existing deposit accounts or securities accounts unless the same is permitted by the Cash Management Order and such deposit accounts or securities accounts are subject to a lien in favor of the Collateral Agent, or (ii) enter into any Credit Card Agreements with Credit Card Processors (as defined in the ABL DIP Credit Agreement) or Credit Card Issuers (as defined in the ABL DIP Credit Agreement) except with the prior written consent of the Administrative Agent.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or to make, or agree to make any redemptions or repurchases with respect to its Equity Interests, or incur any obligation (contingent or otherwise) to do so, except any Restricted Payment that is consistent with the Budget and except that each of Holdings and the Borrower may pay dividends or make distributions to the Persons holding its Equity Interests in an aggregate amount such that such Persons may pay (x) franchise Taxes and other fees, Taxes and expenses to maintain their legal existence and (y) federal, state and local income Taxes to the extent attributable to Holdings and its Subsidiaries or to the Borrower and its Subsidiaries as the case may be (without duplication), provided that in all events the amounts paid pursuant to clause (y) shall be amounts sufficient to pay the direct obligations of such Persons for such Taxes and obligations of the Borrower and Holdings under the Tax Sharing Agreement, provided, however, that, notwithstanding the foregoing, (aa) the amounts paid under clause (y) shall not exceed the amount that would be payable, on a consolidated or combined basis, were Holdings the common parent of a separate federal consolidated group or state combined group including the Borrower and its Subsidiaries, (bb) in the case of Taxes attributable to the Real Property Holding Company, an amount equal to the amount of such Tax payment has been received by the Borrower from the Real Property Holding Company prior to such payment being made, and (cc) no amounts shall be paid under clause (y) unless the Borrower has provided, or caused to be provided, to the Administrative Agent a copy of the Tax Return to be filed with the applicable Governmental Authority properly reflecting a Tax liability equal to such payment amount for the Administrative Agent’s review no later than thirty (30) days prior to the payment of such amount and the Administrative Agent consents to the filing of such Tax Return.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than the DIP Term Loans), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (it being understood and agreed that borrowings by the Borrower under the ABL DIP Credit Agreement shall not constitute a payment or other distribution in respect of any Indebtedness for purposes of this Section 6.08), except as permitted under the DIP Orders and consistent with the Budget.

SECTION 6.09 Change in Nature of Business; No Additional Subsidiaries.

(a) In the case of Holdings, engage in any business or activity other than as permitted by Section 6.03(c).

(b) In the case of each of the other Loan Parties, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

(c) Create, form or organize any Subsidiary from and after the Closing Date.

SECTION 6.10 Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the following, in each case, which shall be consistent with the Budget: (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and any Restricted Subsidiary that is a Loan Party not involving any other Affiliate; (c) transactions otherwise permitted by this Agreement; (d) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business; (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; and (f) transactions pursuant to the Master Operating Lease.

SECTION 6.11 Restrictive Agreements. Except as expressly permitted pursuant to a DIP Order, no Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances or to transfer any assets to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any Existing Term Loan Document, the ABL DIP Credit Agreement, any other ABL DIP Loan Document or any Existing ABL Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or substantially all its assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof.

SECTION 6.12 Use of Proceeds. Except as expressly provided in the DIP Orders, no Loan Party shall use the proceeds of any DIP Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately: (a) (i) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Agents or the Lenders or their rights and remedies under this Agreement and the other Loan Documents, including, without limitation, for the payment of any services rendered by the professionals retained by the Borrower or the Creditors’ Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (x) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Obligations or the Liens securing same, (y) for monetary, injunctive or other affirmative relief against any Agent, any Lender or the Collateral, or (z) preventing, hindering or otherwise delaying the exercise by any Agent or any Lender of any rights and remedies under the Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the court or otherwise) by any Agent or any Lender upon any of the Collateral; (ii) to make any distribution under a Plan of Reorganization in the Chapter 11 Case; (iii) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Administrative Agent; (iv) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase interests in any Borrower without the prior written consent of the Administrative Agent; and (v) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation of any of the regulations of the Board, including Regulations U and X; or (b) for purposes other than those permitted under this Agreement.

SECTION 6.13 Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (i) any agreement relating to any Subordinated Indebtedness, (ii) any agreement relating to the ABL DIP Facility, (iii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, or (iv) the Master Operating Lease, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders (it being acknowledged and agreed that (x) any amendment, modification or waiver of any agreement relating to the ABL DIP Facility that increases the outstanding principal balance or interest rate thereof or requires or provides for additional collateral therefor shall be deemed to be materially adverse to the Lenders and (y) any amendment, modification or waiver of any agreement relating to the ABL DIP Facility that reduces availability for revolving borrowings thereunder as a result of a change in the calculation or application of the borrowing base or any other availability formula contained in the ABL DIP Credit Agreement (as in effect on the date hereof), including as result of any modification to advance rates, reserves (other than statutory reserves) or any relevant defined terms, shall be deemed to be materially adverse to the Lenders).

SECTION 6.14 Accounting; Fiscal Year. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Administrative Agent and provided that any such changes are reconciled against the accounting treatment and reporting practices or tax reporting treatment used by such entity as of the Closing Date or (b) fiscal year.

SECTION 6.15 Margin Regulations. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 6.16 Reserved.

SECTION 6.17 Bankruptcy Related Negative Covenants. No Loan Party shall seek, consent to, or permit to exist any of the following:

(a) Any order which authorizes the rejection or assumption of any Leases (other than the “dark stores”) of any Loan Party without the Administrative Agent’s prior consent, whose consent shall not be unreasonably withheld;

(b) Any modification, stay, vacation or amendment to the DIP Orders to which the Administrative Agent has not consented in writing;

(c) A priority claim or administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Agents and the Lenders in respect of the Obligations and the Pre-Petition Liabilities, except with respect to the ABL DIP Facility, the Existing ABL Facility and the Professional Fee Carve Out;

(d) Any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations, other than Liens in respect of the ABL DIP Facility, Liens in respect of the Existing ABL Facility and Liens permitted by Section 6.02 having priority by operation of applicable law;

(e) Any order which authorizes the return of any of the Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(f) Any order which authorizes the payment of any Indebtedness incurred prior to the Petition Date or the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien, in each case, other than the Pre-Petition Liabilities, Indebtedness existing under the Existing ABL Facility, Indebtedness reflected in the approved Budget, and other Indebtedness approved by the Administrative Agent); or

(g) Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made; or

(d) any Loan Party shall fail to observe or perform (i) any covenant, condition or agreement contained in Sections 5.01(g), 5.01(h), 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.10, 5.14 (except to the extent that such failure to observe or perform the obligations set out in Section 5.14 relates solely to an error in the transmission of funds or to other ordinary course of business cash management issues and where such default or breach is rectified within two (2) Business Days of any Loan Party becoming aware of such failure to observe or perform), 5.16, 5.17, 5.18, 5.19, 5.20 or Article VI, (ii) any covenant, condition or agreement contained in Section 5.01 (other than clauses (g) and (h) thereof), or Section 5.02(h) and such failure shall continue unremedied for a period of three (3) days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender), or (ii) any covenant, condition or agreement contained in this Agreement not described in clauses (i) or (ii) above and such failure shall continue unremedied for a period of five (5) days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender); or

(e) except as a result of the commencement of the Chapter 11 Case or unless payment is stayed by the Bankruptcy Court, any Loan Party or any Subsidiary of the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or

(f)  (i) except as a result of the commencement of the Chapter 11 Case, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) any event or condition shall occur that constitutes an “event of default” or similar event under and as defined in any ABL DIP Loan Document; or

(g) following the Petition Date, one or more judgments for the payment of money in each case an aggregate amount in excess of $500,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or bonded pending appeal, or any Loan Party or any Restricted Subsidiary of any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders arising following the Petition Date which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(h) an ERISA Event shall have occurred that individually or when taken together with any other ERISA Events that have occurred, is in excess of $500,000 and could reasonably be expected to have a Material Adverse Effect; or

(i) the occurrence of (i) any material “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the material terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and (ii) any other “default”, as defined in any Loan Document (other than this Agreement) or the breach of any other terms or provisions of any Loan Document (other than this Agreement), which default or default or breach continues unremedied for a period of thirty (30) days; or

(j) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect; or

(k) any Collateral Document (including, without limitation, any DIP Order) shall for any reason fail to create a valid and perfected security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document (including, without limitation, any DIP Order) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document (including, without limitation, any DIP Order), or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document (including, without limitation, any DIP Order); or

(l) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(m) except in connection with a store closing sale that was commenced prior to the Petition Date with respect to the Borrower’s store #790, located at 17200 Brookhurst Street, Fountain Valley, California 92708, and store #110, located at 177 Lewelling Boulevard, San Lorenzo, California 94580, or as otherwise expressly permitted hereunder in connection with a Permitted Sale, (i) the Borrower shall suspend the operation of any of its store locations for a period of time exceeding five (5) Business Days, or (ii) any Loan Party shall take any action, or shall make a determination, whether or not formally approved by such Loan Party’s management or board of directors, to suspend the operation of its business in the ordinary course, liquidate any of its assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any portion of its business; or

(n) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of such subordination provisions, (B) that such subordination provisions exist for the benefit of the Agents and the Lenders, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness or realized from the liquidation of any property of any Loan Party, shall be subject to such subordination provisions; or

(o) the entry of an order in the Chapter 11 Case which stays, modifies or reverses any DIP Order or which otherwise materially adversely affects, as determined by the Administrative Agent in its reasonable discretion, the effectiveness of any DIP Order without the express written consent of the Administrative Agent; or

(p) the occurrence of any default by a Loan Party under the Agency Agreement; or

(q) either (i) the appointment in the Chapter 11 Case of a trustee or of any examiner having expanded powers to operate all or any part of any Loan Party’s business, or (ii) the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code; or

(r) the failure of the Bankruptcy Court to enter a Final Borrowing Order, in form and substance satisfactory to the Administrative Agent, within thirty (30) days after the Petition Date; or

(s) the entry of any order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code which permits any creditor to (i) realize upon, or to exercise any right or remedy with respect to (x) any portion of the Real Property to the extent that the fair market value thereof has been included in the determination of the Advance Rate or the ability of the Borrower to request any DIP Term Loan hereunder or (y) any other Collateral, to the extent such realization or exercise of rights or remedies would be reasonably likely to have a Material Adverse Effect, or (ii) to terminate any license, franchise, or similar agreement, where such termination would reasonably be likely to have a Material Adverse Effect; or

(t) the filing of any application by any Loan Party without the express prior written consent of the Administrative Agent for the approval of any super-priority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the claims of the Administrative Agent and the Lenders for the Obligations, or there shall arise any such super-priority claim under the Bankruptcy Code (other than the ABL DIP Facility and the Professional Fee Carve Out); or

(u) the payment or other discharge by any Loan Party of any pre-petition Indebtedness, except as expressly permitted hereunder, under any DIP Order, or in the Budget or by order in the Chapter 11 Case to which order the Administrative Agent has provided their written consent; or

(v) the entry of any order in the Chapter 11 Case which provides adequate protection, or the granting by any Loan Party of similar relief in favor of any one or more of a Loan Party’s creditors existing prior to the Petition Date (other than in respect of the Existing ABL Facility) that is contrary to the terms and conditions of any DIP Order or the terms hereof; or

(w) the failure of any Loan Party to (i) comply with each and all of the terms and conditions of any DIP Order or the Sale Order or (ii) comply in all material respects with the Cash Management Order, the Sale Motion Order or any other order entered in the Chapter 11 Case; or

(x) the filing of any motion by any Loan Party seeking, or the entry of any order in the Chapter 11 Case: (i) (A) permitting working capital or other financing (other than ordinary course trade credit, unsecured debt and the ABL DIP Facility) for any Loan Party from any Person other than the Administrative Agent (unless the proceeds of such financing are used to pay all Pre-Petition Liabilities in full, to pay all Obligations in full and to establish a reserve account for all indemnification and expense reimbursement obligations hereunder), (B) granting a Lien (other than Liens permitted by Section 6.02) on any of the Collateral, other than with respect to this Agreement and the ABL DIP Credit Agreement (unless such Liens are granted in connection with a financing permitted by clause (A) above), (C) except as permitted by this Agreement, the ABL DIP Credit Agreement and the DIP Orders, permitting the use of any of the Collateral pursuant to Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent, (D) permitting recovery from any portion of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (E) dismissing the Chapter 11 Case; or (ii) the filing of any motion by any party in interest or any Creditors’ Committee appointed in the Chapter 11 Case (x) seeking any of the matters specified in the foregoing clause (i) that is not dismissed or denied within thirty (30) days of the date of the filing of such motion (or such later date agreed to in writing by the Administrative Agent) or (y) seeking the reconsideration of any DIP Order; or

(y)  (i) the filing of a motion seeking approval of a Disclosure Statement and a Plan of Reorganization, or the entry of an order confirming a Plan of Reorganization, that does not require repayment in full in cash of all Obligations and Pre-Petition Liabilities on the Consummation Date of such Plan of Reorganization, or (ii) the failure of the Consummation Date to occur within fourteen (14) days following the entry of an order confirming a Plan of Reorganization; or

(z)  (i) the filing of any pleading by any Loan Party or any other party in interest (including but not limited to, any Creditors’ Committee) challenging the validity, priority, perfection, or enforceability of the Existing Term Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Existing Term Loan Documents, or (ii) the validity, priority, perfection, or enforceability of the Existing Term Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Existing Term Loan Documents is determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Chapter 11 Case, including, without limitation, the Creditors’ Committee; or

(aa) The expiration of the Loan Parties’ exclusivity period with respect to filing of a Plan of Reorganization under Section 1121(b) of the Bankruptcy Code;

then, and in every such event, subject to the terms of the DIP Orders and at any time thereafter during the continuance of such event, with the consent of the Required Lenders, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the

Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate DIP Term Loan Commitments, and thereupon the Aggregate DIP Term Loan Commitments shall terminate immediately, and (ii) declare the DIP Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the DIP Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents (including, without limitation, the DIP Orders) or at law or equity, including all remedies provided under the UCC.

In addition to the exercise by the Administrative Agent and the Collateral Agent of any or all of their rights and remedies after the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Collateral Agent may require, and upon request by the Administrative Agent or the Collateral Agent the Borrower shall, undertake to liquidate the Collateral on behalf of the Administrative Agent and the Collateral Agent in such manner as the Collateral Agent may require. Such liquidation may be effected through a partial or chain-wide store closing sale in a manner consistent with the foregoing enumeration of the Agents’ rights and remedies, and as otherwise permitted by the Bankruptcy Court. The Agents and the Borrower shall endeavor to implement such a liquidation on mutually acceptable terms and conditions. However, any Agent may by written notice to the Borrower require the Borrower to:

(i) File a motion seeking to retain one or more nationally recognized professional retail inventory liquidation agents reasonably acceptable to the Agents to sell, lease, or otherwise dispose of the Collateral on terms acceptable to the Agents;

(ii) File a motion or motions seeking to sell or otherwise dispose of any or all of the Real Property pursuant to Section 363 of the Bankruptcy Code, on terms acceptable to the Agents;

(iii) File a motion or motions seeking to sell, assume, assign, or otherwise dispose of any or all of the Leases pursuant to Sections 363 and 365 of the Bankruptcy Code, on terms acceptable to the Agents.

The Borrower shall file such motion(s) within three (3) Business Days of the Administrative Agent’s request and shall diligently prosecute such motion(s). If the Borrower fails to so file or diligently prosecute the motion(s), the Administrative Agent may file and prosecute such motion(s) in the name of the Borrower.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

SECTION 8.01 Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints Gleacher Products Corp. as the Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Gleacher Products Corp. as the Collateral Agent for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein and authorizes the Collateral Agent to enter into and exercise such powers as are set forth in the Intercreditor Agreement.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.02 Limited Duties. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent, as applicable, or any of their respective Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower or a Lender. Neither the Administrative Agent

nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

SECTION 8.03 Reliance. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.04 Delegation of Rights and Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding clauses shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

SECTION 8.05 Resignation of Administrative Agent or Collateral Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this clause, the Administrative Agent may resign at any time by notifying the Lenders, the Collateral Agent and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon notice to the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided in this clause, the Collateral Agent may resign at any time by notifying the Lenders, the Administrative Agent and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon notice to the Borrower and after consultation with the Administrative Agent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

SECTION 8.06 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.07 Reports. Each Lender hereby agrees that: (a) it has requested a copy of each report prepared by or on behalf of the Administrative Agent or the Collateral Agent; (b) it has requested a copy of all financial statements and projections required to be delivered by the Borrower hereunder; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any report or any of the information contained therein or any inaccuracy or omission contained in or relating to a report and (ii) shall be liable for any information contained in any report; (c) the report are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the Administrative Agent nor the Collateral Agent undertakes any obligation to update, correct or supplement the reports; (d) it will keep all reports confidential and strictly for its internal use, not share the report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Collateral Agent and any such other Person preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any such Person as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.

SECTION 8.08 [Reserved].

SECTION 8.09 [Reserved].

SECTION 8.10 Indemnification of Agents. The Lenders agree to indemnify each of the Administrative Agent and the Collateral Agent in its capacity as such, and each Related Party of any of the foregoing Persons (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section 8.10 (or, if indemnification is sought after the date upon which the DIP Term Loan Commitment of any Lender shall have terminated and the DIP Term Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the DIP Term Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of, the Aggregate DIP Term Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 8.10 shall survive the payment of the DIP Term Loans and all other amounts payable hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower at:

Orchard Supply Hardware LLC

6450 Via Del Oro

San Jose, CA 95119

Attention: Chief Executive Officer and Chief Financial Officer

Facsimile No: (408) 629-7174

E-mail: chris.newman@osh.com

(ii)	if to the Administrative Agent, the Collateral Agent or Gleacher Products Corp. as a Lender, to such Person at:

Gleacher Products Corp.

1290 Avenue of the Americas, 5th Floor

New York, NY 10104

Attention: Christopher Capezuti

Facsimile No.: (646) 786-4385

E-mail: Christopher.Capezuti@gleacher.com

with copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Michael J. Sage

Facsimile No.: (212) 698-3599

E-mail: michael.sage@dechert.com

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(e) unless otherwise agreed by the applicable Lender and the Administrative Agent. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a DIP Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (1) in the case of this Agreement,

pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (2) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement described in clauses (1) or (2) above shall:

(i) increase the DIP Term Loan Commitment of any Lender without the written consent of such Lender,

(ii) reduce or forgive the principal amount of any DIP Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the Maturity Date or the scheduled date of expiration of any DIP Term Loan Commitment, without the written consent of each Lender directly affected thereby,

(iv) postpone any scheduled date of payment of the principal amount of any DIP Term Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby,

(v) as to any Lender, change Section 2.18 in a manner that would alter the manner in which payments are shared, without the written consent of such Lender,

(vi) change any of the provisions of this Section or the definition of “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vii) increase the advance rates set forth in the definition of “Advance Rate” or otherwise modify the definition of “Advance Rate” or any component thereof or defined term used therein, without the written consent of each Lender,

(viii) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or

(ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender,

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor or any Liens granted to the Collateral Agent or the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all DIP Term Loan Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), (ii) constituting property being sold or disposed of if such sale or disposition is made in compliance with the terms of this Agreement, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent, the Collateral Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence or in Section 9.02, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may in its discretion release any Liens on Collateral valued in the aggregate not in excess of $500,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the DIP Term Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower and each other Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction for each of the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and the creation, perfection or protection of the Liens under the Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by the Existing Term Administrative Agent, the Existing Term Collateral Agent, any Existing Term Lender or any of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the Existing Term Facility or any Existing Term Loan Document, including any expenses incurred in connection with the administration of the Existing Term Facility or any amendments, modifications or waiver to any Existing Term Loan Document, in each case, to the extent incurred prior to the Petition Date, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the DIP Term Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such DIP Term Loans. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals;

(ii) lien and title searches and title insurance;

(iii) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any DIP Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability to the extent related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any DIP Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clauses (c) and (d) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its DIP Term Loan Commitment and the DIP Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (x) to a Lender, an Affiliate of a Lender or an Approved Fund or (y) to an Existing Term Lender to the extent that such Existing Term Lender provides to the Administrative Agent a commitment with respect to such assignment within five (5) Business Days after the Effective Date and executed counterparts to an Assignment and Assumption within five (5) Business Days thereafter, it being understood and agreed by each Lender and each Existing Term Lender that all assignments pursuant to this clause (y) shall be consummated on the Business Day immediately succeeding the date on which counterparts to each Assignment and Assumption are due in accordance with this clause (y). In no event shall the consent of the Borrower or any other Loan Party be required in connection with any assignment pursuant to this Section 9.04.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to Holdings, any other Loan Party or any Affiliate of Holdings or any other Loan Party;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s DIP Term Loan Commitment or DIP Term Loans, each assignment shall be in a minimum principal amount of $500,000 unless the Administrative Agent otherwise consents;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clauses (c) and (d) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the DIP Term Loan Commitment of, and principal amount and stated interest of the DIP Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its DIP Term Loan Commitment and the DIP Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (d) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the DIP Term Loan Commitments and DIP Term Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any DIP Term Loan Commitments or DIP Term Loans) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e) Any Lender may at any time without consent of the Borrower or the Administrative Agent pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any DIP Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any DIP Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Aggregate DIP Term Loan Commitments have not expired or terminated. The provisions of Sections 2.15,

2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the DIP Term Loans, the expiration or termination of the DIP Term Loan Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Agents and the Lenders against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, or (y) any Unliquidated Obligations.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (such as pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the Bankruptcy Code and laws of the State of New York, without giving effect to the conflicts of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) is or becomes publicly available other than as a result of a breach of this Section 9.12 or (B) is or becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, the Borrower will notify the Administrative Agent if the information includes material non-public information (within the meaning of United States federal securities laws) with respect to Sears Holdings Corporation and its Affiliates (taken as a whole) and any of their respective securities. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND

CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each Loan Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Guarantor, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and each Loan Guarantor in accordance with the Act.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Collateral Agent and the

Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or the Collateral Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any DIP Term Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such DIP Term Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other DIP Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 DIP Orders. In the event of any inconsistency between the terms of the DIP Orders and the Loan Documents, the terms of the DIP Orders shall control. Notwithstanding the foregoing, the Administrative Agent agrees with the Lenders that it shall not assent to any DIP Order or any amendment thereto that is materially inconsistent with the terms of this Agreement without consent of the Required Lenders.

SECTION 9.19 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents, and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 9.20 Store Closing Sales. Notwithstanding anything to the contrary stated in this Agreement, the Loan Parties may conduct Permitted Sales through the retention of one or more independent, nationally recognized, professional retail inventory liquidation firms reasonably acceptable to the Agents, whether or not such Permitted Sales terms are contrary to any provisions of this Agreement, so long as the Agents have approved in writing the forms of any applicable agency agreement, any order to be issued by the Bankruptcy Court approving such sales, and any related documents, instruments and agreements (including, without limitation, any pleadings or motions to be filed by any Loan Party with the Bankruptcy Court); provided that, so long as any obligations remain outstanding under the ABL DIP Facility, any letters of credit issued thereunder remain outstanding, or the ABL DIP Lenders have any commitment to lend or issue letters of credit under the ABL DIP Credit Agreement, the Agents shall not unreasonably withhold consent or approval for any sale conducted pursuant to this Section 9.20 to the extent that the ABL DIP Agents have provided their consent or approval with respect to such sale.

ARTICLE X

Loan Guaranty

SECTION 10.01 Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, the Collateral Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Collateral Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Collateral Agent, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise (other than a defense of payment or performance), or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Collateral Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any

Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Collateral Agent and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Collateral Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Collateral Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until three days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the third day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09 Taxes. Subject to the same exceptions and limitations applicable to the Borrower under Section 2.17 of the Agreement, mutatis mutandis, all payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum

Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Collateral Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORCHARD SUPPLY HARDWARE LLC, as Borrower, as Debtor and as Debtor-In-Possession

By:	Orchard Supply Hardware Stores Corporation, its Managing Member

By:	/s/ Michael Fox

Name:	Michael Fox

Title:	Senior Vice President and General Counsel

ORCHARD SUPPLY HARDWARE STORES CORPORATION, as Loan Guarantor, as Debtor and as Debtor-In-Possession

By:	/s/ Michael Fox

Name:	Michael Fox

Title:	Senior Vice President and General Counsel

OSH PROPERTIES LLC, as Loan Guarantor, as Debtor and as Debtor-In-Possession

By:	/s/ Michael Fox

Name:	Michael Fox

Title:	Senior Vice President and General Counsel

GLEACHER PRODUCTS CORP., as a Lender

By:	/s/ Joanna Anderson

Name:	Joanna Anderson

Title:	Authorized Signatory

GRACE BAY HOLDINGS II, LLC, as a Lender

By:	/s/ Richard Siegel

Name:	Richard Siegel

Title:	General Counsel

CREDIT SUISSE LOAN FUNDING LLC, as a Lender

By:	/s/ Michael Wotanowski

Name:	Michael Wotanowski

Title:	Authorized Signatory

By:	/s/ Robert Healey

Name:	Robert Healey

Title:	Authorized Signatory

GLEACHER PRODUCTS CORP., as Administrative Agent and Collateral Agent

By:	/s/ Joanna Anderson

Name:	Joanna Anderson

Title:	Authorized Signatory